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                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K
                                 CURRENT REPORT

                       Pursuant to Section 13 or 15(d) of
                       the Securities Exchange Act of 1934

        DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): OCTOBER 9, 2002

                             ILLINOIS POWER COMPANY
             (Exact Name of Registrant as Specified in its Charter)


   Illinois                              1-3004                 37-0344645
(State or other jurisdiction     (Commission File Number)     (IRS Employer
of incorporation)                                            Identification No.)


                              500 South 27th Street
                             Decatur, Illinois 62521
                    (Address of principal executive offices)

       Registrant's telephone number, including area code: (217) 424-6600

                                 Not Applicable
          (Former name or former address, if changed since last report)

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ITEM 5. OTHER EVENTS.

     On October 9, 2002, Illinois Power Company, an Illinois corporation ("Illinois Power"), issued a press release announcing that it has agreed to sell its high-voltage electric transmission system to Trans-Elect, Inc., an independent transmission company, for $239 million. The sale is expected to close in the first half of 2003 and is subject to customary closing conditions, including required approvals from the Securities and Exchange Commission, the Federal Trade Commission, the Illinois Commerce Commission and the Federal Energy Regulatory Commission, or FERC. With respect to the FERC, the sale is conditioned on its approving the levelized rates application to be filed by Trans-Elect seeking a 13% return on equity. If the FERC does not approve levelized rates in substantially the form sought by Trans-Elect, then Trans-Elect is not obligated to close on the sale. Illinois Power must also maintain certain specified credit ratings; if it does not, Trans-Elect may request that Illinois Power provide a letter of credit in support of its obligations under the asset purchase agreement. If such a request is made and Illinois Power is unable or unwilling to provide the letter of credit, Trans-Elect may terminate the agreement.

     The purchase price is subject to adjustment with respect to certain items, including a final determination of the transmission assets to be sold, any variance in the assumed amount of inventory on hand and the amount of accounts payable at closing. A change in interest rates from those estimated by Trans-Elect in contemplating its financing for the sale also could cause an adjustment to the purchase price or postponement of the closing, at Illinois Power's option. A copy of Illinois Power's October 9th press release is attached hereto as exhibit 99.1 and incorporated herein by this reference.

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS

a) Financial Statements of Business Acquired - Not Applicable.

b) Pro Forma Financial Information - Not Applicable.

c) Exhibits:

     10.1 Asset Purchase Agreement by and among Illinois Electric Transmission Company, LLC, Trans-Elect, Inc., solely for purposes of Article 5,
          Section 8.2 and Article 11, and Illinois Power Company dated as of October 7, 2002.

     99.1 Press Release of Illinois Power dated October 9, 2002.




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                                    SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                        ILLINOIS POWER COMPANY

               BY:   /s/ Kathryn L. Patton
                     -----------------------------------
                     Kathryn L. Patton
                     Senior Vice President, General Counsel and
                     Secretary




Dated:  October 23, 2002